EXHIBIT 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (Registration No. 333-127498), of (i) our report dated March 18, 2005 (December 21, 2005 as to Notes 5,14, 22 and 25) relating to the consolidated financial statements of Gastar Exploration Ltd. and (ii) our report dated August 26,2005 relating to the statements of revenues and direct operating expenses for certain natural gas properties acquired by Gastar Exploration Ltd. from Geostar Corporation, each appearing in the Prospectus which is a part of the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ BDO Dunwoody LLP

Calgary, Alberta

December 21, 2005